Exhibit 10.1

May 15, 2013

Privet Fund LP

3280 Peachtree Rd NE

Suite 2670

Atlanta, GA 30305

Gentlemen:

This letter constitutes the agreement (the “Agreement”) between PFSweb, Inc., a Delaware corporation (the “Company”), on the one hand, and Privet Fund LP, a Delaware limited partnership (the “Investor”), and each of the other individuals and entities set forth on the signature pages hereto (the “Investor Affiliates,” and together with Investor, the Investor Affiliates, and the Affiliates and Associates of each of the foregoing, the “Investor Group”), on the other hand, with respect to the matters set forth below:

1. Having considered the requests of the Investor Group, the Company hereby agrees to the following:

a. The Company’s board of directors (the “Board”) hereby agrees to appoint Ben Rosenzweig (the “Nominee”) to the Board and nominate the Nominee for election to the Board at the 2013 annual meeting of the Company (the “Meeting”) on the terms set out in this Agreement. For the avoidance of doubt, in addition to the Nominee, the Company intends to also nominate the other Class II (as such term is used in the Company’s certificate of incorporation) incumbent director for re-election at the Meeting.

b. Having determined that the following actions are in the best interest of the Company and its stockholders, (i) immediately following the execution and delivery of this Agreement (and in any event within one business day thereof), the Board will authorize and increase the size of the Board by one director and the number of directors in Class II by one director and appoint the Nominee to fill the vacancy in Class II created thereby, and (ii) the Board will nominate the Nominee for election as a Class II director of the Company at the Meeting, and, pursuant to applicable law and consistent with past practice, prepare, file with the Securities and Exchange Commission (the “SEC”), and disseminate to the Company’s stockholders, proxy soliciting materials for such Meeting (together with any supplements or amendments thereto, the “Proxy Statement”).

c. The Company hereby agrees (i) to include proposals to declassify the Board as set forth below and to implement majority voting in uncontested elections of directors in the Proxy Statement, (ii) to recommend in the Proxy Statement that stockholders vote in favor of the election of the Nominee and the proposals to declassify the Board and to implement majority voting in uncontested elections of directors, and to solicit proxies in favor of each of the foregoing in the same manner as for other proposals for stockholder action and the election of other directors at the Meeting, (iii) to conduct the vote on the declassification of the Board before the election of directors at the Meeting, and (iv) if the declassification of the Board is approved by the requisite vote, to file the related Certificate of Amendment to the Company’s Certificate of Incorporation so that such amendment becomes effective before the election of directors at the Meeting, or to take such other commercially reasonable action as the Company determines necessary or appropriate, such that each director elected at the Meeting shall be elected to a term ending at the following annual meeting or until such director’s successor is duly elected and qualified, or the earlier death, resignation or removal of such director and following the scheduled expiration of the terms of office of the Class I and Class III directors, said Classes shall be elected on an annual basis.

d. The Company agrees that, no later than sixty (60) days following the Meeting and with five business days’ notice to Nominee, the Nominating Committee of the Board (the “Nominating Committee”) and/or the Board will meet to discuss the current and future composition of the Board.

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e. The Company agrees that it shall not increase the Board to more than seven (7) directors prior to the 2014 Annual Meeting unless such increase is recommended by a unanimous vote of all the members of the Nominating Committee.

f. Immediately following the Nominee’s appointment to the Board pursuant to Section 1(b) hereof, the Company shall take all necessary action to appoint the Nominee to the Board’s Nominating Committee and the Special Committee (the “Special Committee”) described in Item 10 of the Company’s Form 10-K/A filed April 30, 2013. In addition, the Company agrees that the Nominee shall be appointed to any other special committee of the Board established by the Board between the date hereof and the 2014 Annual Meeting having the same or similar function as the Special Committee.

g. The Company shall provide, at least thirty (30) days before the last date upon which notice of nominations of persons for election to the Board or the proposals of business at an upcoming meeting of the Company’s stockholders (“Annual Meeting”) would be considered timely under the Company’s certificate of incorporation and bylaws, written notice to Investor of (i) the date of such Annual Meeting and (ii) a list of the Company’s director nominees for the Annual Meeting.

h. Concurrent with the execution of this Agreement, the Company shall pay $30,000 to the Investor to reimburse the Investor for the reasonable out of pocket fees and expenses incurred in connection with the nomination of the Nominee.

2. During the term of this Agreement and provided the Company is not in breach of its obligations hereunder, each member of the Investor Group shall cause all Voting Securities (whether held of record or beneficially) that it is entitled to vote at each annual and special meeting of stockholders (a) to be present for quorum purposes and (b) to be voted (i) in accordance with all Board recommendations as to any matter presented for a vote of stockholders and (ii) in favor of the election of each of the Board’s nominees, including the individuals nominated by the Board to stand for election at the Meeting or any subsequent annual or special meeting at which directors are to be elected.

3. The Investor Group hereby withdraws their notice of intention to nominate directors and their notice of intention to present stockholder proposals at the Meeting, which withdrawal shall be irrevocable.

4. Subject to Section 5 hereof, the Investor Group agrees that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 10 (the “Covered Period”), it shall not, and shall cause each of its Affiliates and Associates or any of their respective directors, officers, partners, members and agents (acting in such capacity) (collectively, “Representatives”) not to, in any manner, directly or indirectly, alone or in concert with others:

a. make, participate in or knowingly encourage any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors of the Company (other than solicitations in support of the election of directors nominated by the Board) or any other matter or proposal or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities;

b. initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of any stockholder proposal or cause or encourage any Person to initiate any such stockholder proposal;

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c. seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, other than as expressly contemplated by this Agreement;

d. seek the removal of any member of the Board, notwithstanding anything to the contrary in this Agreement;

e. form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, deposit any Voting Securities into a voting trust or subject any Voting Securities to any voting agreement (other than solely with other members of the Investor Group with respect to Voting Securities now or hereafter owned by them in accordance with the terms of this Agreement) or take any other action that would limit or otherwise restrict the ability of the Investor Group to vote or cause to be voted the Investor Voting Securities in accordance with this Agreement;

f. act alone or in concert with others to control or seek to control the management or the Board;

g. with respect to the Company or the Voting Securities, make any communication or announcement (other than in the ordinary course of its business on a confidential basis to their investors) stating how the Voting Securities will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a–1(l)(2)(iv) under the Exchange Act; or

h. seek, or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

i. enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

j. make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

k. otherwise take, or solicit, cause or knowingly encourage others to take, any action inconsistent with any of the foregoing; or

l. take any action challenging the validity or enforceability of this Section 4 or this Agreement, or request the Company or Board amend or waive any provision of this Section 4 (provided, that Investor may make confidential requests to the Board to amend or waive any provision of this Section 4, which the Board (excluding the Nominee) may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by any member of the Investor Group and is made by the Investor in a manner that does not require the public disclosure thereof by the Company, the Investor Group or any other Person).

5. Nominee agrees, during the term of any service as a director of the Company, to: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable and provided in writing to all members of the Board and (ii) keep confidential all Company confidential information consistent with Board practices and applicable policies and to not publicly disclose discussions

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and matters considered in meetings of the Board and Board committees (other than in the ordinary course of its business on a confidential basis with employees and Representatives of the Investor who have agreed to be bound by the obligations of confidentiality contained herein and who have been advised of the restrictions of the federal securities laws regarding trading of securities while in possession of material non-public information ); provided, however, (1) the Nominee shall have no obligation under this Section 5 with respect to any specific portion of Company confidential information which is already available to the public at the time of disclosure, other than by the Nominee’s violation of this Section 5, and (2) the Nominee is permitted to disclose Company confidential information to such recipients thereof as is required to be disclosed thereto by law or government regulation. The provisions of clause (ii) of this Section 5 shall survive any termination of this Agreement.

6. Notwithstanding anything to the contrary in this Agreement, Nominee, during the term of any service as a director of the Company, shall not be prohibited from acting in his capacity as a director and complying with his fiduciary duties as a director of the Company.

7. As soon as reasonably practicable following the execution of this Agreement, the Company and Investor will issue a joint press release in the form attached as Exhibit A (the “Press Release”). Neither the Company nor the Investor Group will make any public statements (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release. During the Covered Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Representatives to make, any public statement or announcement that disparages the business or any current or former officers, employees, or directors of the other. The foregoing shall not prevent the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

8. Each of Privet Fund LP and Privet Fund Management LLC and the Nominee represents and warrants as follows:

a. Such Person has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by such Person, constitutes a valid and binding obligation and agreement of such Person and is enforceable against such Person in accordance with its terms.

c. The execution and delivery of this Agreement and the performance of the Investor Group’s obligations hereunder do not and will not, directly or indirectly, (i) conflict with or result in a breach or violation of any of the terms or provisions of the Investor Group’s organizational documents, (ii) result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or its property that would restrain or prohibit the Investor Group’s ability to perform hereunder in any material respect or (iii) require any consent or approval of, or any filing or registration with any other third party or any court or governmental agency or authority having jurisdiction over the Investor Group or its property.

d. The Investor Group, together with its Affiliates and Associates, beneficially owns, directly or indirectly, the shares of common stock of the Company (the “Common Stock”) set forth in the Investor Group’s Schedule 13D filed with the Securities and Exchange Commission as most recently amended on April 5, 2013, and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Investor and its Affiliates and Associates.

e. The Investor Group and its Affiliates and Associates are not associated with any competitor of the Company.

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f. To the knowledge of the Investor Group, the Nominee is “independent” under the NASDAQ Stock Market, Inc. listing standards.

g. The information set forth in the Notice of Nomination of Persons for Election as Directors, dated and submitted to the Company on January 31, 2013 and the Officer & Director Questionnaire submitted by the Nominee to the Company is true and correct in all material respects as of the date hereof.

9. The Company represents and warrants as follows:

a. The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

c. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not, directly or indirectly, (i) conflict with or result in a breach or violation of any of the terms or provisions of the Company’s organizational documents, (ii) result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its property that would restrain or prohibit the Company’s ability to perform hereunder in any material respect or (iii) require any consent or approval of, or any filing or registration with any other third party or any court or governmental agency or authority having jurisdiction over the Company or its property.

10. The date on which this Agreement, including the covenants and agreements contained in Section 4 above, but excluding the obligations contained in clause (ii) of Section 5 above, shall terminate is referred to herein as the “Termination Date.” The Termination Date shall be the later of (i) thirty (30) days prior to the last date upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the 2014 Annual Meeting would be considered timely under the Company’s certificate of incorporation and bylaws and (ii) the day (x) the Nominee receives written notice from the Nominating Committee or other authorized representative of the Board that the Company will not renominate him at an Annual Meeting to serve as a director or (y) the Nominee is no longer a director of the Company after having been appointed or elected to the Board; provided, however, if the Company materially breaches any provision in Section 1, Investor may terminate this Agreement upon 10 days prior written notice to the Company specifying the alleged breach if such breach has not been cured within such 10 day period. Nothing in this Section 10 shall be deemed to release any party from any liability for any breach of this Agreement or to impair the right of any party to compel specific performance of any other party of its obligations under this Agreement with respect to any period of time prior to the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, Nominee agrees that he will promptly tender his resignation from the Board (i) on the first business day following the date that the Investor Group, together with its Affiliates and Associates, beneficially owns, directly or indirectly, less than 384,371 shares of Common Stock or (ii) in accordance with any majority vote provision duly adopted by the Company stockholders for application at the 2014 Annual Meeting or thereafter.

11. As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement; (c) the term “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such common stock or other securities, whether or not subject to the passage of time or other contingencies; and (d) the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

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12. The parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, that the right of specific performance is an integral part of this Agreement and that without that right the parties would not have entered into this Agreement and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof without proof of damages or otherwise, in addition to any other remedies to which they are entitled at law or in equity. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy will not preclude the exercise of any other remedy. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such order or injunction.

13. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

15. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Each of the parties hereto (a) consents to the personal jurisdiction and venue in any action to enforce this Agreement and agrees that the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) shall be the exclusive fora for the resolution of disputes related to this Agreement; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the federal or state courts located in Wilmington, Delaware as provided in clause (a) of this Section.

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16. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

17. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Company:

PFSweb, Inc.

505 Millennium Drive

Allen, Texas 75013

Attn: Mike Willoughby

Phone: (972) 881-2900

Fax: (302) 636-5454

With a copy to (which shall not constitute notice):

Wolff & Samson PC

One Boland Drive

West Orange, NJ 07052

Attn: Morris Bienenfeld

Phone: (973) 530-2013

Fax: (973) 530-2213

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Ariel J. Deckelbaum

Phone: (212) 373-3546

Fax: (212) 492-0546

If to the Investor Group:

Privet Fund LP

3280 Peachtree Rd NE

Suite 2670

Atlanta, Georgia 30305

Attn: Ben Rosenzweig

Phone: (404) 419-2674

Fax: (404) 467-6101

With a copy to (which shall not constitute notice):

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 W. Peachtree Street, NW

Atlanta, GA 30309

Attention: Rick Miller

Phone: (404) 572-6787

Facsimile: (404) 572-6999

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Any party may by notice given in accordance with this Section 17 to the other parties designate updated information for notices hereunder.

18. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

19. This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

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If the terms of this Agreement are in accordance with your understandings with the Company, please sign and return the enclosed duplicate of this Agreement, whereupon this Agreement shall constitute a binding agreement among us.

PFSweb, Inc.

By:	/s/ Michael C. Willoughby
Title:	Chief Executive Officer

Privet Fund LP
By: Privet Fund Management LLC

By:	/s/ Ryan Levenson
Title:	Portfolio Manager

Privet Fund Management LLC

By:	/s/ Ryan Levenson
Title:	Portfolio Manager

Ben Rosenzweig

/s/ Ben Rosenzweig

Ryan Levenson

/s/ Ryan Levenson